EXHIBIT 15

September 8, 2004

To the Board of Directors and Shareholders

of Limited Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement Form S-3 No. 333-105484 and Form S-8 (Nos. 33-49871, 333-110465, 333-04927 and 333-04941) of Limited Brands, Inc. and its subsidiaries of our report dated August 19, 2004 relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the thirteen and twenty-six weeks ended July 31, 2004.

/s/ Ernst & Young LLP

Columbus, Ohio